Exhibit 99.1
For Immediate Release

CONTACT: George R. Trumbull
NYMAGIC, INC.

(212) 551-0610


NYMAGIC, INC. Announces Secondary Offering of Common Stock
Monday November 24, 10:06 am ET

NEW YORK--(BUSINESS WIRE)--Nov. 24, 2003--NYMAGIC, INC. (NYSE: NYM) announced today plans for a secondary offering of 1,500,000 shares of its common stock by a group of selling shareholders. One of the selling shareholders has also granted the underwriters an option to purchase up to an additional 150,000 shares of common stock to cover over-allotments.

The selling shareholders include Mark W. Blackman, a son of the Company's founder who is currently a director of the Company and its Chief Underwriting Officer; Blackman Investments LLC, a company controlled by John N. Blackman, Jr., also a son of the Company's founder who is currently a director of the Company; and three trusts and a foundation established by Louise B. Tollefson, the former wife of the Company's founder. Robert G. Simses, a director of NYMAGIC INC. is a trustee of these entities. The Company itself will not be selling any shares of common stock in this offering.


A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. Keefe, Bruyette & Woods, Inc. is serving as lead manager of the offering, and Friedman, Billings, Ramsey & Co. Inc., and Ferris, Baker Watts, Incorporated are serving as co-managers. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Keefe, Bruyette & Woods, Prospectus Department, 787 7th Avenue, 4th Floor, New York, NY 10019.


NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.


Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, which is being made only pursuant to the prospectus supplement and accompanying prospectus relating to the offering, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.